 Exhibit 99.1

Accelerate Diagnostics announces resignation of Joan Martin as Head of Europe, Middle East, and Africa

TUCSON, Ariz., September 27, 2018 -- Accelerate Diagnostics, Inc. announced today that Joan Martin resigned from his position as Executive Vice President and Head of Europe, Middle East, and Africa and will be leaving the company for personal reasons.

“We thank Joan for his many contributions to Accelerate,” said Lawrence Mehren, President and CEO of Accelerate Diagnostics. “His leadership and guidance has enabled us to build a strong team and growing presence within these important multinational markets. We wish him the best in his future endeavors.”

Mr. Mehren will oversee operations of the region on an interim basis until the vacancy is filled.

About Accelerate Diagnostics, Inc.

Accelerate Diagnostics, Inc. (Nasdaq:AXDX), is an in vitro diagnostics company dedicated to providing solutions for the global challenges of antibiotic resistance and sepsis. The Accelerate Pheno™ system and Accelerate PhenoTest™ BC kit combine several technologies aimed at reducing the time clinicians must wait to determine the most optimal antibiotic therapy for deadly infections. The FDA cleared system and kit fully automate the sample preparation steps to report phenotypic antibiotic susceptibility results within 7 hours direct from positive blood cultures. Recent external studies indicate the solution offers results 1-2 days faster than existing methods, enabling clinicians to optimize antibiotic selection and dosage specific to the individual patient days earlier.

The “ACCELERATE DIAGNOSTICS” and “ACCELERATE PHENO” and “ACCELERATE PHENOTEST” and diamond shaped logos and marks are trademarks or registered trademarks of Accelerate Diagnostics, Inc.

For more information about the company, its products and technology, or recent publications, visit axdx.com.

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Investors May Contact:

Laura Pierson, Accelerate Diagnostics, +1 520 365-3100, investors@axdx.com

Reporters May Contact:

Andrew Chasteen, Accelerate Diagnostics, +1 520 365-3100, achasteen@axdx.com

Source: Accelerate Diagnostics, Inc.